Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire completes sale of natural gas storage businesses to
I Squared Capital for $650 million

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Transaction sharpens Spire’s focus on regulated natural gas utility businesses
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Proceeds used to partially fund the acquisition of the Piedmont Natural Gas Tennessee business
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Spire Storage employees and customers will become part of the new I Squared portfolio company Bear River Midstream LLC

ST. LOUIS (June 30, 2026) – Spire Inc. (NYSE: SR) today announced it has completed the sale of its natural gas storage businesses in Wyoming and Oklahoma (“Spire Storage”) to I Squared Capital, effective June 30, 2026, for $650 million.

Spire Storage employees and customers will become part of the new I Squared portfolio company Bear River Midstream LLC.

Total consideration for the transaction consists of $600 million in cash received at closing and a $50 million fixed, non-contingent deferred payment to be received in Spire’s fiscal year 2027.

Proceeds from the transaction help fund Spire’s previously completed acquisition of the Piedmont Natural Gas Tennessee business, which closed on March 31, 2026.

“This closing marks an important milestone for Spire as we continue to sharpen our focus on our core regulated utility business,” said Scott Doyle, president and chief executive officer of Spire. “We’re proud of the strong storage platform we built and are grateful to the employees who contributed to its success and the overall success of Spire. With this transaction complete, we’ve further enhanced our financial position and are well positioned to deliver long-term, sustainable value for our customers and shareholders.”

“With Bear River Midstream, we plan to enhance operational capabilities and pursue expansion opportunities that meet the increasing market demand for energy storage across the Western and Mid-Continent regions,” said Scott Smith, chief executive officer of Bear River Midstream and former president of Spire Storage. “We are happy to provide our customers a seamless transition because the same operations and service teams customers already know will continue working with the company.”

The former Spire Storage business includes two storage fields in southwestern Wyoming and another in north central Oklahoma. In Wyoming, the natural gas storage assets are certificated to provide up to 55 Bcf of working gas capacity to customers primarily in the western United States. In Oklahoma, the storage asset markets in the midcontinent and midwestern United States and is connected to Southern Star Pipeline and Oklahoma Gas Transmission. That facility is authorized to provide up to 17 Bcf of working gas capacity.

Greenhill, a Mizuho affiliate, acted as exclusive financial advisor to Spire. Vinson & Elkins LLP served as Spire’s legal counsel. Kirkland & Ellis served as I Squared’s legal advisor.

About Spire

At Spire (NYSE: SR), our vision is to deliver a stronger energy future as an industry-leading natural gas provider. We safely and reliably serve the natural gas needs of close to 2 million homes and businesses through gas utilities in Alabama, Mississippi, Missouri and Tennessee, making us one of the largest publicly traded natural gas companies in the country. We are committed to transforming our business through growing organically, investing in infrastructure and driving continuous improvement. Learn more at SpireEnergy.com.

About I Squared Capital

I Squared Capital is a leading independent global infrastructure investor dedicated to the mid-market, managing over $60 billion in assets. Founded in 2012, I Squared has evolved into one of the most diverse infrastructure investors in the world, with investments across power & utilities; transportation & logistics; digital infrastructure; environmental infrastructure; and social infrastructure, providing essential services to millions of people worldwide. Today, the portfolio includes over 100 companies operating in more than 70 countries. Headquartered in Miami, the firm has offices in Abu Dhabi, London, Munich, New Delhi, São Paulo, Singapore, Sydney and Taipei. Learn more at www.isquaredcapital.com.

About Bear River Midstream

Bear River Midstream is a midstream energy company delivering safe and reliable natural gas storage across the Western and Mid-Continent United States. Backed by I Squared Capital and led by an experienced midstream energy team, the company’s strategically located storage assets help balance supply and demand to ensure energy is available when customers need it most. Bear River Midstream serves utilities, pipelines, power generators, industrial customers and energy producers across key U.S. markets. Learn more at www.brmidstream.com.